SCHNITZER STEEL INDUSTRIES, INC. 3200 NW Yeon Avenue P.O. Box 10047 Portland, Oregon 97296-0047 Phone (503) 224-9900 Fax (503) 321-2649

June 29, 2009

Gary A. Schnitzer
50 Normandie Terrace
San Francisco, California 94115

Dear Gary:

On behalf of Schnitzer Steel Industries, Inc. (Company), I am pleased to confirm the terms of your return to employment with the Company.   The following are the particulars regarding the position you are being offered:

Position:
Executive Vice President, Business Development, subject to approval of the Audit and Compensation Committees of the Board of Directors.

This position is Regular, Part-Time as defined by the Employee Handbook, Section 2.3, and therefore benefit eligible.

Position Summary:
Your role will include the following responsibilities: Identifying and evaluating M&A opportunities and/or business investment opportunities for the Company, and leading/assisting as requested in the negotiation of agreements related to those opportunities.  Additionally, the Chief Executive Officer may identify other policy development actions, projects or activities for your personal involvement or leadership responsibility.

Primary Work Location:	Schnitzer Steel Industries, Inc. – Oakland, CA offices
Reporting To:	Tamara L. Lundgren, President and Chief Executive Officer, or other designee as may be assigned in the future
Rehire Date:	June 22, 2009 (“Rehire Date”). The Consulting Agreement between you and the Company dated January 5, 2009 shall terminate on the Rehire Date.
Compensation:	$ 9,400 bi-weekly (equivalent of $244,400 annually).
Bonus Eligibility:
You are eligible to participate in the Company’s Annual Incentive Compensation Plan (AICP), which is based on our fiscal year from September 1st to August 31st provided you worked for the Company a minimum of 90 days prior to the end of the fiscal year.  Your bonus target is 60%, subject to the AICP Plan, and is based on Company and individual performance; therefore bonuses are not guaranteed.

In your case, you will be an eligible participant based on the period from September 1, 2008 through December 31, 2008 (“Retirement Date”), and then from the Rehire Date through the end of the eligible period (your date of termination or August 31, 2009, whichever is earlier) given that you have

Gary A. Schnitzer, Continued

June 29, 2009

satisfied the 90 days of service during the Plan year. Further participation is subject to the terms and conditions of the AICP Plan.
Stock Options:
The period within which Employee may exercise any SSI stock options which are outstanding but unexercised on the Rehire Date is extended to the earlier of (1) 12 months following the date of Employee’s retirement from employment by the Company following the Rehire Date and (b) the 10th anniversary of the grant date of the option.  All other provisions of the Company’s 1993 Stock Incentive Plan, as amended, and the award agreements for the Employee’s options shall continue and govern the options.

Long-Term Incentive Program:
As a member of our senior management team, you will be recommended to participate in the Company’s Long-Term Incentive Program (“LTIP”).  However, actual participation and award levels are subject to approval by the Compensation Committee of the Board of Directors, are not automatic in nature and cannot be guaranteed until approved.  Further, participation is conditioned upon entering into the Company’s participation agreements that set forth the rules of the LTIP.

Annual Salary Reviews:
Normally, annual salary reviews are conducted in the second calendar quarter of each year.  You will be eligible for a salary review, provided you work a minimum of one full quarter prior to the review cycle.  Increases, if any, are based on individual performance and Company financial considerations; therefore salary increases are not guaranteed.

Performance Reviews:
Performance reviews are normally conducted at the end of the fiscal year.  At this time, individual performance and goals from the prior year are reviewed and new individual goals are developed for the upcoming year.

Health, Life, and Disability Benefits:
You will be eligible for health (including the executive medical plan) and life insurance benefits as of July 1, 2009. You will be eligible for disability benefits as of September 1, 2009. You will be provided with further details regarding insurance coverages and employee premiums.

401(k):	You will be eligible to participate in the 401(k) plan effective July 1, 2009. You will be provided with further details regarding plan benefits.
Paid Time Off (“PTO”):
PTO will accrue as per the timeframes described in the Company’s Human Resource Policy #525.  Given that you are being rehired within six months of your earlier retirement, you will retain your original hire date of February 9, 1965. As such, you will accrue PTO based on your length of service from your original hire date. As additional consideration, the Company will provide to you a starting balance of PTO in the amount of 120 hours.

SSI SERBP and other retirement benefits:
You will continue to be an eligible participant in the Company’s Supplemental Executive Retirement Bonus Plan. Your benefit under the Company’s SERBP will not be increased or reduced by virtue of your employment under this agreement, and the Company will reimburse you,

Gary A. Schnitzer, Continued

June 29, 2009

on an after-tax basis, for any decrease in the value of any vested benefits to which you were entitled on the Rehire Date caused by your reemployment by the Company pursuant to this agreement.
Legal Fees:	The Company will reimburse you up to $2,500 gross for attorney’s fees in connection with your independent review of this agreement.

We greatly look forward to having you rejoin our Company. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is “at-will” and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

As always, the Company reserves the right to change, alter or eliminate Company sponsored benefits and/or programs.

We hope you find this offer acceptable and we look forward to having you rejoin our Schnitzer team.  Should you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Tamara L. Lundgren Tamara L. Lundgren President and Chief Executive Officer

Accepted,

/s/ Gary A. Schnitzer Gary A. Schnitzer Employee	6/24/09 Date

cc:  Employee File